EXHIBIT 99.1

Contact:

Patricia Baronowski
Pristine Advisers, LLC
(631) 756-2486

EQUUS SELLS 1.5 MILLION ORCO PROPERTY GROUP SHARES

FOR NET CASH PROCEEDS OF €3,770,489

HOUSTON, TX – October 15, 2012 – Equus Total Return, Inc. (NYSE: EQS) (“Equus” or the “Fund”) announced it has sold 1,500,000 of its 1,573,666 shares of Orco Property Group S.A. (“OPG”) and received net cash proceeds of €3.8 million, which based on the settlement date’s EUR-USD intra-day exchange rate of 1.293 are worth $4.9 million.

The net cash, to be received from the sale of the OPG shares, exceeds the $2.6 million cost of investment of those shares (as disclosed in the Fund’s most recent report on Form 10-Q for the quarter ended June 30, 2012), resulting in a realized gain of $2.3 million.

The OPG shares and the OPG notes were received as a result of the conversion of the Fund’s original investment of 8,890 4% bonds due May 2012 (“Bonds”) of Orco Germany S.A. (“OG”), a controlled subsidiary of OPG. On May 7, 2012, OG bondholders approved the terms of conversion for the Bonds and, as a result, Equus received 1,102,455 shares of OPG on May 9, 2012 and a further 471,211 OPG shares on October 8, 2012. OPG filed a prospectus with respect to both tranches of shares on July 27, 2012 which cleared the same for trading.

On October 8, 2012, pursuant to the terms of the conversion for the original bonds, the Fund also received 6-Year OPG notes in the principal amount of €1.2 million, which based on the settlement date’s EUR-USD intra-day exchange rate of 1.293, are worth $1.6 million. The OPG notes, due February 2018, bear interest of 5% cash and 5% PIK per annum, which interest percentages may be reduced over time upon timely repayments of principal tranches during a four-year period commencing in 2015. The Fund continues to hold 73,666 OPG shares.

Based on cash and cash equivalents of $27.0 million held by Equus at June 30, 2012, combined with the proceeds from the sale of the OPG shares, the Fund’s cash increases to $32.0 million or $3.03 of cash per share.

About Equus
The Fund is a business development company that trades as a closed-end fund on the New York Stock Exchange, under the symbol "EQS". Additional information on the Fund may be obtained from the Fund’s website at www.equuscap.com.

This press release may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Fund’s current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements including, in particular, the risks and uncertainties described in the Fund’s filings with the SEC. Actual results, events, and performance may differ. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. Except as required by law, the Fund undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Fund or any other person that the events or circumstances described in such statements are material.